PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated November 9, 2021)	Registration Statement No. 333-260619

595,134,445 Common Shares

30,750,261 Common Shares Issuable Upon Exercise of Warrants

10,214,365 Private Placement Warrants to Purchase Common Shares

This prospectus supplement supplements the prospectus dated November 9, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260619). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement relates to the issuance by us of up to (i) 20,535,896 common shares, $0.0000000341740141 par value per share (the “Common Shares”), that are issuable by us upon the exercise of the outstanding public warrants (the “Public Warrants”), which were previously registered, and (ii) 10,214,365 Common Shares that are issuable by us upon the exercise of the private warrants (the “Private Placement Warrants” and, collectively with the Public Warrants, the “Warrants”) originally issued in a private placement.

This prospectus supplement also relates to the potential offer and sale from time to time by the securityholders named in the Prospectus or their permitted transferees (the “Holders”) of (i) up to 595,134,445 of our Common Shares, consisting of (x) 22,000,000 Common Shares issued in the PIPE Financing (as defined herein), (y) up to 10,214,365 Common Shares issuable upon exercise of the Private Placement Warrants and (z) 562,920,080 issued and outstanding Common Shares held by certain Holders (including Common Shares underlying vested restricted share awards), and (ii) the Private Placement Warrants. We will not receive any proceeds from the sale of Common Shares or Private Placement Warrants by the Holders pursuant to the Prospectus.

Our Common Shares and Public Warrants are listed on The Nasdaq Global Market under the symbols “ROIV” and “ROIVW,” respectively. On February 25, 2022, the last reported sale price of our Common Shares was $6.58 per Common Share and the last reported sale price of our Warrants was $1.26 per Warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus, including this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2022

Roivant Sciences Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-40782	98-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

(Address of Principal Executive Offices, and Zip Code)

+44 207 400 3347

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.0000000341740141 per share	ROIV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Common Share at an exercise price of $11.50 per share	ROIVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01.	Regulation FD Disclosure.

On February 28, 2022, Roivant Sciences Ltd.’s subsidiary, Genevant Sciences (“Genevant”), issued a press release announcing that Genevant and its licensor, Arbutus Biopharma Corporation, filed a lawsuit in the U.S. District Court for the District of Delaware against Moderna, Inc. and an affiliate (collectively, “Moderna”) seeking damages for infringement of U.S. Patent Nos. 8,058,069, 8,492,359, 8,822,668, 9,364,435, 9,504,651, and 11,141,378 in the manufacture and sale of mRNA-1273, Moderna’s vaccine for COVID-19.

Information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Genevant Sciences Press Release, dated February 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROIVANT SCIENCES LTD.

By:	/s/ Matt Maisak
Name:	Matt Maisak
Title:	Authorized Signatory

Dated: February 28, 2022